[The Awards and the securities granted under the Phibro Animal Health Corporation 2008 Incentive Plan (the “Plan”) have not been and will not be publicly issued, placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) (“CVM”). Therefore, the awards will not be offered or sold in Brazil, except in circumstances which do not constitute a public offering, placement, distribution or negotiation under the Brazilian capital markets regulations.

If you are employed in Brazil, then by accepting your Award you agree and acknowledge that (i) neither your employer nor any person or entity acting on behalf of your employer has provided you with financial advice with respect to your Award or the Stock acquired upon settlement of your Award; and (ii) your employer does not guarantee a specified level of return on your Award or the Stock.

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.]1

[1]	Applicable only to Form of 2025 Restricted Stock Unit Agreement (Brazil).

Exhibit 10.21

PHIBRO ANIMAL HEALTH CORPORATION
2008 INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”), made as of this [___] day of [_______], 2025 (the “Grant Date”), by and between Phibro Animal Health Corporation, a Delaware corporation (the “Company”), and [__________] (the “Grantee”), sets forth the terms and conditions of an Award granted to the Grantee under the Phibro Animal Health Corporation 2008 Incentive Plan (the “Plan”).

W I T N E S S E T H:

Pursuant to the Plan, the Company desires to grant to the Grantee, and the Grantee desires to accept, the Restricted Stock Units (the “RSUs”), upon the terms and conditions set forth in this Agreement and the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

NOW, THEREFORE, the parties hereto agree as follows:

1.Grant. The Company hereby grants [_______] RSUs to the Grantee as of the Grant Date. Except as otherwise provided by the Plan, the Grantee agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Grantee with any protection against potential future dilution of the Grantee’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Stock underlying the RSUs, except as otherwise specifically provided for in the Plan or this Agreement.
2.Vesting. All of the RSUs shall be unvested at issuance and, subject to the provisions of Section 3 hereof or another event provided for by the Board or the Committee, shall vest in substantially equal installments on each of the first three (3) anniversaries of the Grant Date (each such date, or such earlier date set forth in Section 3, a “Vesting Date”) (such that 100% of the RSUs shall become fully vested three (3) years from the Grant Date), provided that the Grantee’s employment with the Company has not been terminated for any reason prior to each such Vesting Date, and shall be settled pursuant to Section 4 hereof.
3.Termination of Employment; Change in Control; Forfeiture.
(a)Death and Disability. In the event the Grantee’s employment is terminated due to the Grantee’s death or Disability, any unvested portion of the RSUs will accelerate and vest in full on the date of the Grantee’s termination of employment due to death or Disability and shall be settled in accordance with Section 4 hereof.
(b)Change in Control. In the event that this Agreement is converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with a Change in Control, then the RSUs granted pursuant to this Agreement shall continue to vest in the ordinary course upon and following such Change in Control, provided that all unvested RSUs granted pursuant to this Agreement shall immediately vest in the event of a Qualifying Termination that occurs during the twelve (12)-month period following such Change in Control, subject to the Release Requirement and continued compliance with all restrictive covenants, and shall be settled in accordance with Section 4 hereof. In the event that this Agreement is not converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with a Change in Control, then immediately prior to the effective date of such Change in Control, the RSUs granted pursuant to this Agreement shall vest automatically in full, subject to the Release Requirement, the Grantee’s continued compliance with all restrictive covenants and the Grantee’s continued service as an employee through the consummation of such Change in Control, and shall be settled in accordance with Section 4 hereof.
(c)Forfeiture. Subject to the Board’s or Committee’s discretion to accelerate vesting hereunder, all unvested RSUs granted pursuant to this Agreement shall be immediately forfeited upon the Grantee’s termination of employment for any reason other than as set forth in this Section 3.
4.Delivery of Shares. Within thirty (30) days following the vesting of the RSUs (or, if later and as applicable, within ten (10) days following the fulfillment of the Release Requirement), the Grantee shall receive the number of shares of Stock that correspond to the number of RSUs that have become vested on the applicable Vesting Date.  The issuance of shares of Stock may be effected by crediting shares in an account established on the Grantee’s behalf with a brokerage firm engaged by the Company.
5.Dividends; Rights as Stockholder.  Cash dividends on the number of shares of Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Grantee with respect to each share of Stock issuable in respect of an RSU granted to the Grantee that has become vested prior to the record date for such dividend, provided that such cash dividends shall not be deemed to be reinvested in shares of Stock and shall be held uninvested and without interest and paid in cash at the same time that the shares of Stock underlying the RSUs are delivered to the Grantee in accordance with the provisions hereof.  Stock dividends on shares of Stock shall be credited to a dividend book entry account on behalf of the Grantee with respect to each share of Stock issuable in respect of an RSU granted to the Grantee that has become vested prior to the record date for such dividend, provided that such stock dividends shall be paid in shares of Stock at the same time that the shares of Stock underlying the RSUs are delivered to the Grantee in accordance with the provisions hereof.  Except as otherwise provided herein, the Grantee shall have no rights as a stockholder with respect to any shares of Stock covered by any RSU unless and until the Grantee has become the holder of record of such shares.
6.Non-Transferability.  No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Grantee, other than to the Company as a result of forfeiture of the RSUs as provided herein or for customary estate planning purposes or otherwise by will or pursuant to applicable laws of descent and distribution.

7.Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.
8.Withholding of Tax.  The Grantee agrees and acknowledges that the Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Grantee’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the RSUs, and if the withholding requirement cannot be satisfied, the Company may otherwise refuse to issue or transfer any shares of Stock otherwise required to be issued pursuant to this Agreement.  In furtherance of the foregoing, the Grantee agrees to satisfy any tax withholding obligations pursuant to this Section 8 through a broker-assisted sale if requested by the Company.
9.Securities Representations.  This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Grantee.  The Grantee hereby acknowledges, represents and warrants that:
(a)The Grantee has been advised that the Grantee may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) and in this connection the Company is relying in part on the Grantee’s representations set forth in this Section 9.
(b)If the Grantee is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Stock issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or an effective registration statement is available.
(c)If the Grantee is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Grantee understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Stock issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.
10.Entire Agreement; Amendment.  This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. In the event of any conflict between this Agreement and the Plan, this Agreement shall control. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan.  This Agreement may also be modified or amended by a writing signed by both the Company and the Grantee.  The Company shall give written notice to the Grantee of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

11.Notices.  Any notice hereunder by the Grantee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company.  Any notice hereunder by the Company shall be given to the Grantee in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Grantee may have on file with the Company.
12.No Right to Employment.  Any questions as to whether and when there has been a termination of employment and the cause of such termination of employment shall be determined in the sole discretion of the Committee.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its subsidiaries or its Affiliates to terminate the Grantee’s employment or service at any time, for any reason and with or without Cause.
13.Transfer of Personal Data.  The Grantee authorizes, agrees and unambiguously consents to the transmission by the Company (or any subsidiary) of any personal data information related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan).  This authorization and consent is freely given by the Grantee.
14.Compliance with Laws.  The grant of RSUs and the issuance of shares of Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto.  The Company shall not be obligated to issue the RSUs or any shares of Stock pursuant to this Agreement if any such issuance would violate any such requirements.  As a condition to the settlement of the RSUs, the Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
15.Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Grantee shall not assign any part of this Agreement without the prior express written consent of the Company.
16.Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
17.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
18.Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

19.Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
20.Acquired Rights.  The Grantee acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time, provided, that, in accordance with the Plan, no such action may materially and adversely affect the rights of the Grantee under this Agreement; (b) the award of RSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give the Grantee any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Grantee’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
21.Section 409A of the Code. This Agreement and the Award are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. To the extent that the Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary, or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in this Agreement that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. Notwithstanding any contrary provision in the Plan or this Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan or this Agreement to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in this Agreement) upon expiration of such delay period. Notwithstanding anything to the contrary set forth in this Agreement, with respect to a grant of RSUs that is subject to Section 409A, where the payment or settlement will accelerate as a result of the Grantee’s Disability, solely for purposes of determining the timing of payment, no such event will constitute a Disability for purposes of this Agreement unless such event also constitutes a “disability” as defined under Section 409A. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the RSUs provided under this Agreement are exempt from or compliant with Section 409A of the Code and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.
22.Company Recoupment of Awards.  The Grantee’s rights with respect to this Award shall in all events be subject to (a) any right that the Company may have under any Company recoupment or clawback policy or other agreement or arrangement with the Grantee, and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission or any other applicable law. The Grantee’s acceptance of this Award will constitute the Grantee’s acknowledgment of and consent to the Company’s application, implementation and enforcement of any Company recoupment, clawback or similar policy that may apply to the Grantee and this Award, whether adopted before or after the Grant Date (whether though clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance therewith) and any applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation or other similar action, and the Grantee’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or applicable law, without further consideration or action.
23.Defined Terms.
(i)“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
(ii)“Cause” has the meaning set forth in the offer letter or similar agreement between the Grantee and the Company; provided, that, if no such agreement exists or if “Cause” is not defined therein, “Cause” shall mean: (A) any willful or repeated failure by the Grantee to substantially perform the Grantee’s material duties hereunder, other than a failure resulting from the Grantee’s complete or partial incapacity due to physical or mental illness or impairment; (B) a material and willful violation of applicable federal or state law or regulation; (C) commission of a willful act by the Grantee which constitutes gross misconduct and is injurious to the successor company; (D) material breach or material violation of any successor company policy; or (E) the Grantee’s material violation of any provision of any agreement(s) between the Grantee and the successor company and/or its affiliates.
(iii)“Change in Control” means: (i) the acquisition (other than from the Company) by any Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of (A) the then outstanding shares or other equity securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not Persons who, immediately prior to such transaction, held the Company Voting Stock; provided, however, that a Change in Control shall not include (W) any consolidation or merger effected exclusively to change the domicile of the Company, (X) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof, (Y) a public offering of capital stock of the Company, or (Z) the ownership or acquisition of shares of capital stock of the Company by BFI Co., LLC or any “Qualified Stockholder” as defined in the Company’s Amended and Restated Certificate of Incorporation as of the Grant Date. For purposes of this definition, a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than: employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the common stock of the Company in a registered public offering; provided, further, that no such event shall be a Change in Control unless such event would qualify as a “change in control” under Treasury Regulation Section 1.409A-3(i)(5).
(iv)“Disability” means, unless otherwise provided for by the Board or the Committee, that the Grantee would qualify to receive benefit payments under the long-term disability plan or policy, as it may be amended from time to time, of the Company or the Affiliate to which the Grantee provides services as an employee regardless of whether the Grantee is covered by such policy. If the Company or the Affiliate to which the Grantee provides services as an employee does not have a long-term disability policy, “Disability” means that the Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determined physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its discretion.
(v) “Good Reason” has the meaning set forth in the offer letter or similar agreement between the Grantee and the Company; provided, that, if no such agreement exists or if “Good Reason” is not defined therein, “Good Reason” shall mean a material adverse change in Grantee’s duties, responsibilities or authority or compensation (defined as base salary plus target bonus) from those in effect on the date of the Change in Control without Grantee’s written consent.
(vi)“Qualifying Termination” shall mean if the Grantee’s employment is terminated (i) without Cause or (ii) by the Grantee for Good Reason.
(vii)“Release Requirement” means the Grantee’s execution and non-revocation of a general release of claims in favor of the Company within sixty (60) days following the Grantee’s termination of employment if requested by the Company.

[signature page to follow]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

PHIBRO ANIMAL HEALTH CORPORATION

By:

Name:

Title:

GRANTEE

Name: [________________]